Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 333-258076, 333-263046 and 333-266199) pertaining to the 2021 Equity Incentive Plan, 2021 Employee Stock Purchase Plan and Stock Option Award Agreement of CS Disco, Inc., of our report dated February 24, 2023, with respect to the consolidated financial statements of CS Disco, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Austin, Texas
February 24, 2023